Exhibit 10.1

Definitive Share Purchase Agreement of Lord International Inc.

This Definitive Share Purchase Agreement ("**DSPA**") sets out the basic terms and conditions under which Lord Global Corporation ("**LGC**") and Joseph R. Cellura ("**JRC**"), any third parties, assigns and or its affiliate (the "**Purchasers**") shall purchase one-hundred percent (100%) of all the issued and outstanding shares of Series "A" Preferred class of stock and one-hundred percent (100%) of the shares of Common stock (the "**Shares**") Carmine Thomas Biscardi owns of Bigfoot Project Investments Inc.,(ticker symbol: BGFT) (the "**Corporation**") from the shareholder of the Corporation (the "**Seller**") Seller Carmine Thomas Biscardi ("**CTB**"). The purchase and sale transaction in respect of the Shares set out in this DSPA shall be referred to herein as the "**Transaction**".

1. Purchase Price

The purchase price for the three hundred twenty-two million (322,000,000) shares of Series "A" Preferred, representing one hundred percent (100%) of the Series "A" Preferred class of stock, shall be sold to Joseph R. Cellura, and the four billion five hundred million and eight hundred twenty thousand (4,500,820,000) shares of the shares of Common class of stock, representing at least fifty-one percent (51%) of the shares of the Common class of stock, shall be sold to Lord Global Corporation "LGC", the consideration paid for the purchase of the shares shall be $25,000.00 USD (the "**Purchase Price**").

2. Definitive Agreements

The parties intend to promptly begin drafting and negotiating the following key definitive legal agreements (collectively, the "**Definitive Agreements**"):

(a) A mutually acceptable Executive Employment Agreement "EEA" between the Corporation, and Carmine Thomas Biscardi and Sara LeAnn Reynolds;

(b) Searching For Bigfoot shall become a subsidiary of the Public Company, with CTB owning 82% and the PubCo owning 18%; it has its own Board of Directors and executive team;

(c) CTB and Sara Reynolds have Executive Employment Agreements;

(d) 2% of the common stock is reserved for CTB's Team (CTB, Sara Reynolds, etc), allocation to be determined by CTB;

(e) 1% of the common stock is reserved for convertible note holders and shareholders

(f) PubCo will assume debts, and determine payment schedule and methods.

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3. Closing Date & Exclusivity

The Closing Date shall be November 13, 2019 for the transaction to occur in it's entirety. The parties to this agreement agree to work exclusively and in good faith and in full cooperation to transition management and the new board of directors in an effort to complete the Transaction.

4. Non Compete, Non Circumvent and Non Disclosure

During the term of this DSPA and the negotiation of the Definitive Agreements, the Purchaser may become privy or have access to information, including all or part of this DSPA and any other information about the Corporation, its affiliates subsidiary companies and/or their respective businesses that the such party regards as sensitive, proprietary and/or confidential ("**Confidential Information**"). The Purchaser shall not use or disclose (except for purposes of negotiating the Definitive Agreements and consummating the Transactions) the Confidential Information directly or indirectly, during or subsequent to the term of this DSPA.

5. Binding Terms

The parties agree that the provisions in this DSPA constitutes a binding agreement unless the transaction in its entirety has not been consummated.

6. Governing Law

This DSPA shall be governed by the laws of the State of Nevada, and the laws of the United States applicable therein, and any dispute or matter arising hereunder shall be determined by the courts of the State of Nevada and any courts of appeal therefrom.

7. Counterparts

This DSPA may be signed in counterparts and sent by fax or email, and such executed counterpart copies will be as effective as signing and delivering original copies of this DSPA.

This DSPA is accepted by each of the undersigned this 13th day of November, 2019.

LORD GLOBAL CORPORATION

Per: ______________________________

Name: Joseph R. Cellura individually and as
Chairman & CEO

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CARMINE THOMAS BISCARDI.

Per: : ____________________
Name: Carmine Thomas Biscardi
Individually and as Chairman & CEO

Exhibit A

ADDENDUM TO SHAREHOLDERS CONSENT

Reference is made to the Shareholders Consent, dated as of November 13, 2019, among Bigfoot Project Investments Inc., a Nevada corporation (the “Company”), and Shareholders of the Company identified therein (the “Consent”). Capitalized terms used herein have the meanings assigned to such terms in the Consent.

WHEREAS, the Shareholders, wish to reduce the amount of common stock in the marketplace through a 100,000:1 reverse stock split in the future at the appropriate time to create better distribution of the stock in the market and to increase shareholder value.

This Addendum will be attached to and become part of the Agreement and will be binding upon and inure to the benefit of the Company and each other Shareholder.

SHAREHOLDER:

Name: Carmine T. Biscardi	Name: Sara Reynolds

Date: December 1, 2019	Date: December 1, 2019

I acknowledge that I have read the foregoing Addendum and the Shareholders Agreement of the Company, that I know its contents, that I consent thereto and that I agree to be bound by its terms.

IN WITNESS HEREOF, the undersigned has executed this written consent as of the date first above written.

BIGFOOT PROJECT INVESTMENTS, INC

By:
Percentage of Shares held: 60%

By:
Percentage of Shares held: 2.2%

MINUTES OF MEETING

OF BOARD OF DIRECTORS

OF Bigfoot Project Investments Inc.

The meeting of the Board of Directors of the above-named corporation was held telephonically on December 9, 2019 at 6:00pm Eastern.

The following Directors were present, constituting a quorum:

Carmine T. Biscardi, Sara Reynolds, TJ Biscardi, and Rocky Slavens

The meeting was called to order by Carmine T. Biscardi.

This meeting was called to elect a new Board as specified in the special meeting of the Board of Directors dated November 13, 2019. First order of business is to elect new officers of the Company, the Board unanimously approved the election of the following officers all to serve on the Board of Directors:

1. Sara Reynolds Corporate Secretary

2. Joseph R. Cellura Chairman & CEO

3. Michael F. Ghiselli Vice Chairman & COO

4. Jospeh J. Frontiere President

4. Alexandra Aizenshtadt BOD

5. Chet Idziszek Independent BOD

Per the agreement the standing Board members are tendering their resignations as part of this meeting business.

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried the meeting was adjourned. Date: December 9, 2019

Carmine T. Biscardi
Carmine T. Biscardi, Former CEO/Chairman

Carmine T. Biscardi, Jr.
Carmine T. Biscardi Jr. Former President/Director

Sara Reynolds
Sara Reynolds, Former Secretary/Treasurer/Director

Rocky Slavens
Rocky Slavens, Former Director